Exhibit 10.31

Dated as of January 1, 2001

I. Craig Henderson, M.D.
c/o ACCESS Oncology, Inc.
730 Fifth Avenue, Ninth Floor

New York, NY  10019

Dear Dr. Henderson:

This letter agreement will confirm your employment (“Executive” or “you”) with Access Oncology, Inc. (the “Corporation”), under the following terms and conditions and for the following consideration:

1.            Term of Agreement; Compensation.  (a)        This agreement shall continue until December 31, 2004 (the “Employment Term”), except the term shall be automatically renewed for a period of two years on each expiration date unless either party provides six months prior written notice of non-renewal to the other party.

(b)            Executive shall be paid $200,000 per year (the “Base Salary”), payable on a bi-monthly basis in arrears; provided that Executive’s Base Salary shall be increased by at least 15% annually, with the first adjustment on January 1, 2002 and thereafter on each January 1 that this Agreement is in effect.  Notwithstanding the foregoing, until the time that the Executive joins the Corporation on a full-time basis, Executive will receive a percentage of the Base Salary equal to the percentage of time that the Executive is devoting to the Corporation pursuant to paragraph 2 at the time any Base Salary payment is due.  Additionally, upon the time that Executive joins the Corporation on a full-time basis and assuming that corporate resources are adequate to justify such an increase, the Executive’s Base Salary will be increased to a level commensurate with Executive’s role and experience level.

(c)            Executive shall be entitled to an annual performance bonus of up to 50% of the Base Salary (the “Performance Bonus”) based on annual target performance objectives to be agreed upon by the Chairman of Board of Directors and the Executive on or before the December 15 immediately preceding fiscal year for which the Performance Bonus shall be applicable.  For the fiscal year ending December 31, 2001, your target performance objectives and bonus amounts will based on the achievement of the stated overall corporate performance goals for 2001 (and will be agreed upon within 120 days of the date hereof).

(d)            You shall receive, options (the “Incentive Options”) to purchase 5% of the fully-diluted shares of common stock of the Corporation outstanding as of the date hereof (including the round of financing currently being conducted) with an exercise price of $.20 per share, which options shall be exercisable for a 10 year period.  Twenty-five percent of the Incentive Options shall vest on December 31, 2001 and then equally on a quarterly basis thereafter over the next three-year (3) period while this Agreement is in effect, such that on December 31, 2004, all such Incentive Options shall be fully vested.  The Incentive Options shall otherwise be subject to the terms and conditions of the Corporation’s Employee Stock Option Plan.

(e)            Upon the occurrence of each Qualified Offering (as defined in Exhibit B), you shall receive additional options (the “Offering Options”) to purchase common stock of the Corporation equal to 5% of the shares of equity securities issued in such Qualified Offering.  Such options shall have an exercise price equal to the fair market value of the Common Stock on the closing date of such transaction, shall be exercisable for a 10-year period and shall otherwise be subject to the terms and conditions of the Corporation’s Employee Stock Option Plan.  The Offering Options shall vest 25% on the first anniversary of such grant and the remainder in equal quarterly installments over the next three years such that all such options shall be vest on the fourth anniversary of such grant.

(f)            From time to time, at the discretion of the Board of Directors, you may be eligible for additional stock option grants.

2.  Position and Responsibilities.  Subject to the terms and conditions set forth herein, the Corporation hereby engages and employs the Executive, and the Executive hereby accepts engagement and employment, as follows:

Timeframe	Time Commitment	Title

Anticipated Responsibilities

January 1, 2001-June 30, 2001	25%	President

The Executive shall be primarily responsible for overseeing and managing the Corporation’s clinical services division, including, assisting in finalizing the business model, defining the product and service offerings, developing the model and infrastructure for data management, recruiting and hiring the core team, recruiting top oncology practices to join OCOG and finding additional trial sponsors interested in utilizing the Corporation’s clinical services.

During this period, the Executive will also provide assistance to AOI Communications and AOI Pharmaceuticals on an advisory basis.

Executive will also assist the Corporation in its capital raising efforts.

July 1, 2001-December 31, 2001	50%	President

The Executive will continue to manage the clinical services division.  Additionally, Executive will gradually during this period takeover the oversight management of the entire services division (OCOG, AOI Communications and cancereducation.com), such that by the end of 2001, all the senior executives in the services division will have a direct reporting relationship to Executive (or his designated appointee).

Executive will continue to assist the Corporation in its capital raising efforts.

Thereafter	Full-time (80%+)	CEO and President

As CEO & President, Executive shall assume the day-to-day management of the entire Corporation.  Accordingly, senior executives from the Services Division and AOI Pharmaceuticals will report directly to the Executive (or his designated appointee).

In turn, Executive will report directly to Michael S. Weiss, Executive Chairman of the Corporation on the progress of the operating units and collaboratively establish monthly, quarterly and annual budgets and operating plans as well as the establishment of corporate goals and objectives.

It is anticipated that Michael S. Weiss, Executive Chairman, will maintain day-to-day management of the Corporation’s in-licensing/partnering business development efforts as well as focusing on strategic initiatives for the Corporation, including, mergers & acquisitions, joint ventures and capital raising/wall street.  Executive will assist with and participate in these activities as well.

Additionally, Executive shall be appointed to the Board of Directors of the Corporation at the next in-person Board meeting.

3.            Vacation.  Upon joining the Corporation on a full-time basis, Executive shall be entitled to four (4) weeks of paid vacation during each calendar year.

4.            Non-Competition.  Executive understands and recognizes that his services to the Corporation are special and unique and agrees that, during the Employment Term and for a period of one (1) year from the date of termination of the Employment Term, Executive shall not in any manner, directly or indirectly, on behalf of Executive or any person, firm, partnership, joint venture, corporation or other business entity (“Person”), enter into, engage in or consult for any commercial business that operates an oncology-focused proprietary product development business, an oncology-focused clinical research business, oncology-focused site management organization, oncology-focused clinical research network, oncology-focused web site and/or an oncology-focused medical communications business, in each case which is competitive with the business of the Corporation, either as an individual for his/her own account, or as a proprietor, partner, member, joint venturer, employee, consultant, agent, salesperson, officer, director or shareholder (the “Restricted Businesses”) within the geographic area of the Corporation’s business, which is deemed by the parties to be the United States of America; provided, however, that nothing shall prevent the Executive from purchasing shares of any company in the public market or for working for a company that conducts a Restrictive Business, so long as Executive works in a division of such company that is not engaged in a Restricted Business.  Executive acknowledges and agrees that given the services to be provided hereunder that this non-compete clause is reasonable.  Notwithstanding the foregoing, the Corporation acknowledges that Executive has continuing obligations to Alza Corporation and to certain other pharmaceutical companies, medical communications companies and Internet-based companies to perform certain advisory and speaker activities, and the Corporation explicitly agrees that those activities are outside of this non-compete agreement.

5.            Confidential Information.  (a)  Executive agrees that during the course of the Employment Term or at any time after termination, Executive will keep in strictest confidence and will not disclose or make accessible to any other person without the prior written consent of the Corporation, the Corporation’s products, services, business plan, manner of doing business and technology, both current and under development, promotion, marketing and educational programs, customer and other lists, trade secrets and other confidential and proprietary business information of the Corporation or any of its clients and third parties including, without limitation, Proprietary Information (as defined in Section 6) (all the foregoing collectively being referred to herein as the “Confidential Information”).  Executive agrees:  (i) not to use any such Confidential Information for itself or others, (ii) not to disclose or publish any of the Confidential Information and (iii) not to take any such material or reproductions thereof from the Corporation’s facilities at any time during the Employment Term except, in each case, as required in connection with Executive’s duties to the Corporation.

(b)            Upon written notice by the Corporation, Executive shall promptly redeliver to the Corporation, or, if requested by the Corporation, promptly destroy all written or electronic Confidential Information and any other written or electronic material containing any information included in the Confidential Information (whether prepared by the Corporation, Executive, or a third party), and will not retain any copies, extracts or other reproductions in whole or in part of such written or electronic Confidential Information (and upon request certify such redelivery or destruction to the Corporation in a written instrument reasonably acceptable to the Corporation and its counsel).

6.            Ownership Of Proprietary Information.  (a) Executive agrees that all information, materials and/or inventions created, discovered or developed by Executive under this Agreement (collectively, the “Inventions”), by the Corporation, its subsidiaries, affiliates or licensors or made known to the Corporation or any of its affiliates by Executive during the Employment Term and information relating to the Corporation’s customers, suppliers, consultants, and licensees, and/or in which property rights have been assigned or otherwise conveyed to the Corporation or its affiliates, shall be the sole property of the Corporation or the affiliates, as applicable, and the Corporation or the affiliates, as the case may be, shall be the sole owner of all patents, copyrights and other rights in connection therewith, including without limitation the right to make application for statutory protection.  All of the aforementioned information is hereinafter called “Proprietary Information.”  By way of illustration, but not limitation, Proprietary Information includes web pages, computer programs, trade secrets, processes, discoveries, structures, inventions, designs, ideas, works of authorship, copyrightable works, trademarks, copyrights, formulas, data, know-how, show-how, improvements, inventions, product concepts, techniques, information or statistics contained in, or relating to, marketing plans, strategies, forecasts, blueprints, sketches, records, notes, devices, drawings, customer lists, patent applications, continuation applications, continuation-in-part applications, file wrapper continuation applications and divisional applications and information about the Corporation’s or its affiliates’ employees and/or consultants (including, without limitation, the compensation and job responsibility of such employees and/or consultants).

(b)            Executive shall maintain and furnish to the Corporation complete and current records of all such Inventions and disclose to the Corporation in writing all such Inventions.  Executive:  (i) hereby assigns, sets over and transfers to the Corporation all of his right, title, and interest in and to such Inventions; and (ii) agrees that Executive and his agents shall, during and after the period Executive is retained by the Corporation, upon reasonable request of the Corporation, cooperate fully in obtaining patent, trademark, service mark, copyright or other proprietary protection for such Inventions, all in the name of the Corporation (but only at Corporation expense), and, without limitation, shall execute all requested applications, assignments and other documents, and take such other measures as the Corporation shall reasonably request in order to perfect and enforce the Corporation’s rights in such Inventions, and hereby appoints the Corporation as Executive’s attorney to execute and deliver any such applications, assignments or other documents on Executive’s behalf in the event that the Executive fails or refuses to execute and deliver any such applications, assignments or other documents requested by the Corporation.

7.            Non-Solicitation.  During the Employment Term, and for one (1) year thereafter, Executive shall not, directly or indirectly, without the prior written consent of the Corporation:  (a) interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Corporation and any of its licensees, licensees, clients, customers, suppliers, employees, consultants or other related parties, or (b) solicit or induce for hire any of the employees, agents, consultants or advisors of the Corporation or any such individual who in the past was employed or retained by the Corporation, within six (6) months of the termination of said individual’s employment or retention by the Corporation; provided, however, that this prohibition shall not apply to consultants or advisors so long as Executive is not in violation of his non-compete agreement and such consultants and advisors do not terminate their relationship with the Corporation as a result of their involvement with the Executive, or (c) solicit or accept employment or be retained by any party who, at any time during the Employment Term, was a customer or supplier of the Corporation or any of its affiliates or any licensor or licensee thereof where such person’s position will be related to a Restricted Business (as such term is defined in paragraph 4 above); or (d) solicit or accept the business of any customer or supplier of the Corporation or any affiliate of the Corporation with respect to products similar to those supplied by the Corporation or such affiliate.

8.            Expenses & Benefits.  (a)  The Corporation will promptly reimburse Executive for all reasonable and necessary business expenses incurred by him/her in connection with providing the employment services under this Agreement.

(b)            The Corporation shall make available to Executive similar health benefits and other benefits that it makes available to its other senior executives.

9.            Termination; Severance and Accelerated Vesting.  (a) Upon your joining the Corporation on a full-time basis, if thereafter the Corporation terminates your employment without “just cause” (as defined in Exhibit A hereto) or you terminate your employment for “good reason” (as defined in Exhibit A hereto), then Executive will be entitled to receive the amounts set forth under paragraph 9(b) below and Executive shall receive one additional year of vesting on all stock options granted to you; provided, however, if your employment is terminated in accordance with this paragraph 9(a) within 12 months of a “Qualified Change in Control” then you shall be entitled to immediate vesting of all remaining unvested stock options.  Additionally, regardless of such termination, your stock options shall remain exercisable for the full teen of such options.

(b)            In the event your employment is terminated in accordance with paragraph 9(a), you shall receive a lump-sum payment equal to:  (i} one (1) year’s Base Salary; (ii) any earned and unpaid bonus as of the date of termination; and (iii) any incurred and unpaid expenses; provided, however, if your employment is terminated in accordance with paragraph 9(a) within 12 months of a “Qualified Change in Control” then you instead will be entitled to a lump-sum payment equal to:  (x) two (2) year’s Base Salary; (y) any earned and unpaid bonus as of the date of termination; and (z) any incurred and unpaid expenses.

(c)            In the event that your employment is terminated as a result of death or Disability (as defined in Exhibit A) of the Executive, then Executive or his estate or legal representative shall receive a lump-sum payment equal to (a) Base Salary through the date of termination, (b) any earned and unpaid bonus and (c) any incurred and unpaid expenses.

10.            Indemnification.  The Corporation shall defend and indemnify Executive in his capacity as President, Chief Executive Officer and Director of the Corporation against any and all claims, judgments, damages, liabilities, costs and expenses (including reasonable attorney’s fees) arising out of, based upon or related to the Executive’s performance of services hereunder, except to the extent that such claims arise out of Executive’s (a) willful misconduct, (b) bad faith, (c) gross negligence or (d) reckless disregard of the duties involved in the conduct of Executive’s position.

11.            Entire Agreement; Waiver.  This Agreement contains the      entire understanding of the parties with respect to the retention of Executive by the Corporation.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

12.            Governing Law.  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to such State’s principles of conflict of laws.  The parties hereto consent to the exclusive jurisdiction of the courts of the State of New York or any district court sitting in the State of New York for any disputes arising under this letter agreement.

13.            Headings.  The headings of the Sections are inserted for convenience of reference only and shall not affect any interpretation of this Agreement.

14.            Severability of Provisions.  If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so as to remain enforceable to the maximum extent permissible consistent with applicable law.  The remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

IN WITNESS WHEREOF, the parties hereto have executed this Letter Agreement as of the day and year first written above.

EXECUTIVE: by: /s/ I. Craig Henderson, M.D. Name: I. Craig Henderson, M.D.	CORPORATION: ACCESS Oncology, Inc. by: /s/ Michael S. Weiss Name: Michael S. Weiss Title: Chairman & CEO

Exhibit A

Certain Definitions

  Just Cause.  Any of the following actions by the Executive shall constitute just cause for termination by the Chairman of the Board of Directors of the Corporation:

  Material breach by the Executive of the confidentiality, non-compete, ownership of inventions and non-solicitation covenants contained in this Employment Letter Agreement; or

  Any action by the Executive constituting willful misconduct in respect of the Executive’s obligation to the Corporation that has or is likely to result in material., economic damage to the Corporation; or

  The willful and continual failure or refusal by the Executive to perform his duties as under this letter employment (other than by reason of death or Disability (as defined below), or other reasons beyond Executive’s control), provided such failure or refusal continues for a period of 30 days after receipt of written notice thereof from the Chairman of the Board of Directors in reasonable detail of such failure or refusal; or

  Conviction of any crime which involves (i) an intentional wrongful act or (ii) an act of moral turpitude that (a) is intended to result in substantial personal enrichment of the Executive at the expense of the Corporation or (b) may have a material adverse impact on the business or reputation of the Corporation.

  Good Reason.  Any of the following actions or omissions by the Corporation shall constitute good reason for termination by Executive:

  Material breach by the Corporation of any provision of this Employment Letter Agreement which is not cured by the Corporation within 30 days of notice thereof from the Executive; or

  A failure to elect or reelect the Executive to the office of President, Chief Executive Officer and Director of the Corporation or other diminution of the Executive’s function, duties or responsibilities in each case without the Executive’s written consent; or

  Reduction in Executive’s Base Salary or incentives or other fringe benefits of a material economic effect; or

  Termination of the Executive’s employment within 12 months of a “change in control” (as defined below) if such termination is initiated by the Corporation (or such successor corporation) without “just cause” or by the Executive for “good reason” (other than as set forth in this subparagh (D)).  A “change in control,” shall mean either:  (x) a Merger (as defined below), except for a transaction the principal purpose of which is to change the:  State of incorporation, (y) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation; or (z) any other corporate reorganization or business combination (including, but not limited to, a merger in which the Corporation is the surviving entity) in which more than fifty percent (50%) of the Corporation then outstanding voting stock is transferred to different holders in a single transaction or a series of related transactions; or

  Relocation of Executive, without his prior consent to a facility or location that is more than fifty (50) miles away from the Executive’s then present location.

  Disability.  Shall mean (i) the suffering of any mental or physical illness, disability or incapacity that shall in all material respects preclude the Executive from performing his employment duties or (ii) the Executive’s absence from employment by reason of any mental or physical illness, disability or incapacity for a period of four and one-half months during any nine-month period; provided that such illness, disability or incapacity shall be reasonably determined by the Chairman of the Board of Directors of the Corporation to be of a permanent nature based on the foregoing standards.

  Merger.  Shall mean a merger or consolidation of the Corporation with any other corporation or entity, other than a merger or consolidation which would result in the voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty (50%)percent of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation.

   Qualified Offering. Shall mean the sale of securities of the Corporation prior to the earlier to occur of (a) raising $30 million and (b) the initial underwritten public offering, provided that the price paid for such securities places a valuation on the Corporation that is greater than the post-offering valuation of the Corporation for the round of financing immediately preceding such sale of securities.

  Qualified Change in Control.  Shall mean a “change in control”, which places a value on the Corporation of in excess of $50 million.

NYC01/7725055v1